Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Jurisdiction of
Incorporation or
Organization

Schawk Canada, Inc.	Ontario
Anthem Group, Inc. (formerly known as Design Partners Inc.)	Ontario
Cactus Imaging Centres Inc.	Ontario
Schawk, Inc.	Ontario
9108 – 2859 Quebec, Inc.	Quebec
Schawk USA, Inc.	Delaware
Schawk Japan, Inc.	Delaware
Schawk – Asia, Inc.	Delaware
Schawk Japan, Ltd.	Japan
Schawk Singapore PTE Ltd	Singapore
Anthem Design Singpapore PTE Ltd.	Singapore
InterchangeDigital, Inc.	Delaware
LSI/Kala of Michigan, Inc.	Michigan
LSI Kala LLC	Delaware
Schawk Global Enterprises, Inc.	Michigan
Schawk LLC	Delaware
Schawk de Mexico SRL de CV	Mexico
Schawk Servicios Administrativos SRL de CV	Mexico
Schawk Labuan Inc.	Malaysia
Schawk (BVI) Holdings Inc.	British Virgin Islands
Schawk Imaging Sdn Bhd	Malaysia
Schawk Penang Sdn Bhd	Malaysia
Schawk Kuala Lumpur Sdn Bhd	Malaysia
Laserscan Technology (M) Sdn Bhd	Malaysia
Schawk Imaging (Shanghai) Co. Ltd.	China
Schawk (BVI) Services Inc.	British Virgin Islands
Schawk UK Limited	United Kingdom
Schawk Spain, S.L	Spain
Schawk Belgium BVBA	Belgium